UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
Filed by the Registrant  ☑
Filed by a Party other than the Registrant  ☐
Check appropriate box:
☐   Preliminary Proxy Statement
☐   Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐   Definitive Proxy Statement
☑   Definitive Additional Materials
☐   Soliciting Material under Rule 14a-12
Northland Cable Properties Eight Limited Partnership
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of filing fee (Check the appropriate box):
☑    No fee required.
☐    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:
☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NORTHLAND CABLE PROPERTIES EIGHT LIMITED PARTNERSHIP
101 Stewart Street, Suite 700
Seattle, Washington 98101
December 28, 2007
Dear Investor:
Enclosed please find a copy of proxy materials being sent to all limited partners in Northland Cable Properties Eight Limited Partnership (“NCP-Eight”). The information being distributed contains a proxy statement which describes three separate proposals. The first proposal will provide authority for NCP-Eight to sell substantially all of its existing assets to Green River Media and Communications, LLC (“Green River”), an independent third-party buyer. The second proposal will provide authority for NCP-Eight to sell substantially all of its existing assets to its general partner, Northland Communications Corporation, if and only if the sale to Green River Media and Communications, LLC, is not consummated by March 31, 2008, or such later date mutually agreed upon by NCP-Eight and Green River, or in the event that the proposed transaction with Green River is otherwise terminated prior to such date. The third proposal authorizes an amendment to the NCP-Eight partnership agreement which would exclude the proposed sale of substantially all of NCP-Eight’s assets to its general partner from the independent appraisal procedures that would otherwise be required under the NCP-Eight partnership agreement.
Pursuant to the first proposal in the proxy statement, if the requisite majority of limited partners approve the proposed transaction, NCP-Eight will sell all of its cable television systems and substantially all of its other assets to Green River for $8,100,000 in cash. NCP-Eight received offers to purchase the assets from various third parties through a bid process. For detailed information regarding the bid process and its results, please refer to the proxy statement.
Pursuant to the second proposal in the proxy statement, if the requisite majority of limited partners approve the proposed transaction, NCP-Eight will be authorized to sell all of its cable television systems and substantially all of its other assets to its general partner, Northland Communications Corporation, if and only if the sale described in the first proposal is not consummated by March 31, 2008, or such later date mutually agreed upon by NCP-Eight and Green River, or in the event that the proposed transaction with Green River is otherwise terminated prior to such date. This sale would take effect on substantially the same terms, conditions, and purchase price as the proposed transaction with Green River. This second proposal was contemplated as a contingency plan in the event that the first proposal was not consummated by March 31, 2008, or such later date mutually agreed upon by NCP-Eight and Green River, or in the event that the proposed transaction with Green River is otherwise terminated prior to such date. The general partner expects the transaction with Green River Media and Communications, LLC to be consummated before March 31, 2008 if a majority of limited partners approve the first proposal. The second proposal will not be entered into if the third proposal described below is not approved by a requisite majority of limited partners.
Pursuant to the third proposal in the proxy statement, if the requisite majority of limited partners approve the amendment, the proposed sale of substantially all of NCP-Eight’s assets to its general partner would be excluded from the independent appraisal procedures that would otherwise be required under the NCP-Eight partnership agreement. The general partner would acquire substantially all of NCP-Eight’s assets at the same price and on substantially the same terms as Green River, which price and terms were negotiated on an arm’s-length basis with an unrelated third party, and avoid the costs associated with obtaining three separate appraisals. NCP-Eight will not enter into the proposed sale of substantially all of its assets to its general partner if this third proposal is not approved by a requisite majority of limited partners.
If either proposed sale transaction is consummated and NCP-Eight is dissolved and wound up, projected cash distributions to be made to the limited partners of NCP-Eight would total $548 per $1,000 investment. Distributions to limited partners will be made in the following estimated payments. The initial distribution, which is projected to be $440 per $1,000 investment ($220 per $500 unit), should occur in early March, 2008. The final distribution to limited partners will be made 18 months from the date of closing and will come from proceeds of a holdback escrow account which is estimated to be $84 per $1,000 investment ($42 per $500 unit) plus any interest accumulated on the escrow funds. Additionally, NCP-Eight on behalf of its limited partners will pay a required non-resident state income tax resulting from the proposed sales out of purchase price proceeds to the states of Alabama and Georgia in the aggregate amount of $24 per $1,000 investment. The tax effect of all proceeds will depend on the individual limited partner’s tax situation. We strongly encourage limited partners to consult their personal tax advisors and read the proxy statement section titled, “Federal and State Income Tax Consequences of the Proposed Transaction.” For a detailed discussion of the assumptions underlying the above estimates and other information relevant to the estimated distributions to limited partners please read the proxy statement section titled, “Dissolution and Liquidation Consequences of the Proposed Sales.”
Please read the proxy statement to familiarize yourself with the potential sale of the cable television systems owned by NCP-Eight. In addition, please sign and deliver your vote on each proposal on the enclosed lavender colored proxy card by February 22, 2008. A self-addressed, stamped envelope has been provided for your convenience. Approval of the three separate proposals are subject to the affirmative vote of the holders of a majority of the outstanding units of limited partnership interest.
If you have any questions concerning the proxy statement, please contact our Investor Relations Department at (800) 448-0273.
With kindest regards.

Sincerely, Northland Cable Properties Eight Limited Partnership Northland Communications Corporation, General Partner /s/ RICHARD I. CLARK Richard I. Clark Vice President

Enclosures